Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT dated as of May 23, 2011, by and between BALLY TECHNOLOGIES, INC., a Nevada corporation (the “Company”), and RAMESH SRINIVASAN (“Executive”).

WHEREAS, the Company and Executive are parties to that certain Executive Employment Agreement dated as of March 9, 2005, and amended as of December 31, 2008 (the “Original Employment Agreement”) pursuant to which Executive is employed as the Company’s Executive Vice President for the Company’s Systems Division; and

WHEREAS, the Company and Executive desire to amend and restate the Original Employment Agreement in accordance with and subject to the terms and conditions hereof;

NOW THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.             Employment.  The Company continues to employ Executive, and Executive continues to be employed by the Company, on the terms and conditions set forth in this Agreement.  This Agreement is not intended to create an agreement of employment for any specific term or otherwise alter the at-will nature of Executive’s employment relationship with the Company.

2.             Position and Duties.  From and after March 30, 2011 (the “Effective Date”), Executive shall serve as the Company’s President and Chief Operating Officer and shall report to the Chief Executive Officer of the Company.  Executive shall perform the duties contemplated by such title and such other duties, consistent with his experience and abilities, as the Chief Executive Officer and/or Board of Directors of the Company may assign to Executive.  Executive shall devote his full business time and efforts to the business and affairs of the Company, use his best efforts to advance the interests of the Company, and at all times conduct himself in a manner that reflects credit on the Company.  It is contemplated that Executive shall render services to the Company from the Company’s principal place of business; however, the parties acknowledge and agree that Executive may be required to travel extensively in fulfilling his duties hereunder.

3.             Compensation.

(a)           Salary.  From and after the Effective Date, the Company shall pay Executive an annual base salary of $600,000, payable in equal installments on the Company’s regularly recurring paydays in accordance with the Company’s normal payroll practice.  Increases in annual base salary shall be considered by the Company at least annually, beginning with the Company’s 2012 fiscal year and will be based on criteria applicable to other senior executives of the Company, provided, however, that the award of any such increase shall be at the sole discretion of the Company.

(b)           Management Incentive Program.  Executive shall be entitled to participate in the Company’s Management Incentive Program (and/or such other incentive compensation plan maintained by the Company) established for the Company (the “MIP”).  From and after July 1, 2011, the financial metrics part of this MIP will entitle Executive to receive up to 200 percent of Executive’s base salary for performance at plan maximum, with Executive’s target annual bonus under the MIP equal to 100 percent of his base salary and the threshold annual bonus under the MIP equal to 60 percent of his base salary.  Executive’s bonus under the MIP shall be earned based upon objectives established by the Board of Directors each year, which objectives shall be based on the Company’s earnings per share performance (or such other objective measure determined by the Compensation Committee of the Board of Directors) and personal objectives established by the Compensation Committee.  Any payment made to Executive pursuant to the MIP in accordance with this Section 3(b) shall be paid to Executive in a lump sum payment payable in the normal business course similar to those payments made to other Company executives, but in no event later than by December 31 of the calendar year that includes the last day of the fiscal year to which such payment relates.

(c)           Option.  On April 6, 2011 (the “Grant Date”), Executive shall receive an option to acquire an aggregate of 36,000 shares of the common stock of the Company.  Subject to the further provisions of this Agreement, the option shall “vest” (that is, become exercisable by Executive) in four installments of 9,000 shares on each of the first four anniversaries of the Grant Date.  The option shall be subject to the Company’s 2010 Long Term Incentive Plan (the “LTIP”) and the Company’s standard form of stock option agreement.  Executive shall be eligible to receive additional grants in the future, at the discretion of and as approved by the Company’s Board of Directors and/or Compensation Committee thereof.

(d)           Restricted stock.  On the Grant Date, Executive shall receive an award of 18,000 shares of restricted stock under the LTIP (the “Restricted Stock”).  Subject to the further provisions of this Agreement, the Restricted Stock shall vest in four installments of 4,500 shares on each of the first four anniversaries of the Grant Date.  The Restricted Stock shall be subject to the LTIP and the Company’s standard form of restricted stock agreement.  Executive shall be eligible to receive additional grants in the future, at the discretion of and as approved by the Company’s Board of Directors and/or Compensation Committee thereof.

(e)           Reimbursement of expenses.  In accordance with established policies and procedures of the Company as in effect from time to time, the Company shall pay or reimburse Executive for all reasonable and actual out-of-pocket expenses including but not limited to travel, hotel, and similar expenses, incurred by Executive from time to time in performing his obligations under this Agreement.  Any reimbursement of Executive’s expenses made by the Company pursuant to this Section 3(e) shall be payable in the normal business course in accordance with the Company’s expense reimbursement policy, but in no event later than the last day of the calendar year following the calendar year in which the expense was incurred, and the expenses eligible for reimbursement in anyone calendar year shall not affect the expenses eligible for reimbursement in any other calendar year.

(f)            Vacation.  Executive shall be entitled to annual paid vacation time in accordance with the Company’s policy with respect to the senior executives of the Company prorated for any partial employment year.

(g)           Other benefits.  Executive shall be entitled to other employment benefits, including but not limited to life insurance, medical and hospitalization, disability, and retirement benefits, consistent with the benefits provided to other senior executives of the Company.

(h)           No Reduction.  There shall be no material reduction or diminution of the benefits provided in this Section 3 during the term of this Agreement unless (i) Executive consents in writing, (ii) an equitable arrangement (embodied in a substitute or alternative benefit or plan) is made with respect to such benefit or plan, or (iii) the reduction is part of a program of across-the-board benefit reductions similarly affecting all other senior executive officers of the Company.

4.             Termination or Material Change of Employment

(a)           At-will employment.  Executive’s employment with the Company is “at-will.” Either Executive or the Company may terminate Executive’s employment at any time with or without Cause.

(b)           Termination by Company for Cause.

(1)           The Company may terminate this Agreement for Cause at any time immediately on written notice to Executive, in which case the Company’s obligations and Executive’s rights under this Agreement shall terminate.  For purposes of this provision, the term “Cause” means:

(i)            Executive’s clear and substantiated insubordination, fraud, disloyalty, dishonesty, willful misconduct, or gross negligence in the performance of Executive’s duties under this Agreement, including willful and material failure to perform such duties as may properly be assigned to Executive under this Agreement;

(ii)           Executive’s material breach (without cure within 30 days following notice thereof) of any material provision of this Agreement;

(iii)          Executive’s failure to qualify (or having so qualified being thereafter disqualified) under any suitability or licensing requirement of any jurisdiction or regulatory authority to which Executive may be subject by reason of his position with the Company and its affiliates or subsidiaries.  The Company will use its best efforts to work with Executive in fulfilling the requirements and will promptly provide written information on the suitability and licensing requirements to Executive so that Executive may adequately prepare;

(iv)          Executive’s commission of a crime against the Company or violation of any material law, order, rule, or regulation pertaining to the Company’s business;

(v)           Executive’s inability to perform the job functions and responsibilities assigned in accordance with reasonable standards established from time to time by the Company in its sole and reasonable discretion, which inability, if subject to cure, is not cured by Executive within 30 days after notice thereof; and

(vi)          The Company’s obtaining from any reliable source accurate information with respect to Executive that would, in the reasonable good faith opinion of the Company, jeopardize the gaming licenses, permits, or status of the Company or any of its subsidiaries or affiliates with any gaming commission, board, or similar regulatory or law enforcement authority.

(2)           Any termination by the Company for Cause shall not be in limitation of any other right or remedy the Company may have under this Agreement or otherwise.

(c)           Termination by Company without Cause.  The Company may terminate this Agreement at any time without Cause (as defined in Section 4(b)(1)), whereupon the Company’s obligations and Executive’s rights under this Agreement shall terminate, except that the Company shall, subject to Executive’s execution, within 21 days following Executive’s date of termination, an effective general release of claims in favor of the Company (i) continue to pay Executive an amount equal to Executive’s base salary for eighteen months after the date of termination (with the first payment occurring on the date that is 30 days following the date of termination), (ii) pay to Executive, on the date that is 12 months following the date of termination, a lump sum payment equal to 1.5 times the annual bonus under the MIP that Executive would have earned for the year of termination had he remained employed for the full year based on the Company’s actual results for the full fiscal year and (iii) accelerate the vesting of a portion of Executive’s Restricted Stock award described in Section 3(d) such that, taking into account the portion of such award that vested prior to the date of termination, Executive is vested in a fraction of the total number of shares subject to the award equal to the number of full months completed between the Effective Date and the date of termination plus 18 (but in no event greater than 48) divided by 48.

(d)           Termination by Executive.  Except as set forth in Section 4(e), if Executive resigns for any reason, the Company’s obligations and Executive’s rights under this Agreement shall terminate; provided, however, that a resignation within 60 days following a material diminution of Executive’s duties shall be treated as a termination without cause under Section 4(c).  As used in this Section 4, Executive’s duties shall be deemed to have been materially diminished if, without Executive’s prior written consent, (1) Executive (A) is not the President and Chief Operating Officer of the Company or, following a Change of Control, the combined or surviving corporation resulting from the Change of Control or (B) does not report directly to the Chief Executive Officer or Board of Directors of the Company or, following a Change of Control, the ultimate parent company resulting from the transaction, (2) the Company materially breaches (without cure within 30 days following notice thereof) any material provision of this Agreement, or (3) his position, title, duties, authority or responsibilities are otherwise substantially diminished.  Notwithstanding anything herein to the contrary, if Executive remains employed by the Company through the end of a fiscal year (or provides up to 90 days written notice of termination, which 90-day period would run through the end of a fiscal year), Executive shall be entitled to receive, at the time annual bonuses are paid to other executive officers of the Company, an annual bonus under the MIP for the year of termination based on the Company’s actual results for such fiscal year.

(e)           Change of Control.

(1)           Termination by Company or Executive.  In lieu of the payments and benefits described in Section 4(c), in the event of a termination by the Company without Cause or resignation within 60 days following a material diminution of Executive’s duties, which termination without Cause or material diminution of duties occurs within one year following the occurrence of a Change of Control, the Company’s obligations and Executive’s rights under this Agreement shall terminate, except that the Company shall, subject to Executive’s execution, within 21 days following Executive’s date of termination, an effective general release of claims in favor of the Company (i) continue to pay Executive an amount equal to Executive’s base salary for eighteen months after the date of termination (with the first payment occurring on the date that is 30 days following the date of termination), (ii) pay to Executive, on the date that is 12 months following the date of termination, a lump sum payment equal to 1.5 times the annual bonus under the MIP that Executive would have earned for the year of termination had he remained employed for the full year based on the Company’s actual results for the full fiscal year and (iii) accelerate in full the vesting of all of the equity compensation awards granted to Executive prior to the date of the Change of Control (including the option and Restricted Stock awards described in Section 3(c) and 3(d)).

(2)           “Change of Control” defined.  As used in this Section 4(e), a Change of Control shall be deemed to have occurred upon the earliest to occur of the following events: (i) the date an unaffiliated person, entity or group (as defined in Treas. Reg. I.409A-3(i)(5)(v)(B)) acquires, directly or indirectly, ownership of a substantial portion of the Company’s assets equal to or more than 50% of the total gross fair market value (as defined in Treas. Reg. 1.409A-3(i)(5)(vii)) of all of the assets of the Company immediately before such acquisition or acquisitions; (ii) the date any unaffiliated person, entity or group (as defined in Treas. Reg. 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of the Company’s capital stock having more than 50% of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or (iii) a majority of members of the Company’s Board of Directors (together with any directors elected or nominated by a majority of such members) is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election; except that any event or transaction which would be a “Change of Control” under (i) or (ii) of this definition shall not be a Change of Control if persons who were the equity holders of the Company immediately prior to such event or transaction (other than the acquirer in the case of a reorganization, merger or consolidation), immediately thereafter, beneficially own more than 50% of the combined voting power of the Company’s or the reorganized, merged or consolidated company’s then outstanding voting securities entitled to vote generally in the election of directors.

(f)            Termination of Employment.  For all purposes of this Agreement, “termination of employment” and any phrase of similar meaning shall have the meaning assigned to such term in Treas. Reg. Section 1.409A-1(h)(1).

(g)           Six-Month Delay for Payments to Specified Employee.  If Executive is a Specified Employee (as defined below) as of the date of his termination of employment under this Agreement, notwithstanding any other provision of this Agreement, any payment to Executive following a termination of employment described in Section 4(c) or 4(e)(1) will be accumulated (the “Accumulated Amount”) and Executive’s right to receive payment or distribution of such Accumulated Amount will be delayed until the earlier of Executive’s death or the first day of the seventh month following Executive’s termination of employment (the “Termination Payment Date”), whereupon the Accumulated Amount will be paid or distributed to Executive and the normal payment or distribution schedule for any remaining payments or distributions will resume.  During the period in which the payment of the Accumulated Amount is delayed pursuant to Code Section 409A, the Accumulated Amount will be set aside in a “rabbi trust” (within the meaning of Internal Revenue Service Revenue Procedure 92-64) established by the Company for purposes of holding the funds constituting the Accumulated Amount.  Such funds shall be invested in short-term U.S. Government obligations until the Termination Payment Date, and an amount equal to the interest earned on obligations held by the rabbi trust shall be paid to Executive on the Termination Payment Date or, if later, the date the Termination Payment is actually paid to

Executive.  For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder (“Final 409A Regulations”), provided, however, that, as permitted in the Final409A Regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board of Directors or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.

5.             Restrictive covenants.

(a)           Covenant not to compete.

(1)           Executive will not compete with the Company:

(i)            During the term of Executive’s employment with the Company; or

(ii)           For twelve months after the Company terminates Executive’s employment for any reason, subject to the Company continuing, to the extent required under Section 4, to pay Executive’s base salary as required in Section 4.

(2)           As used in Section 5(a), “compete” means to establish, engage, or be connected with, directly or indirectly, any company engaged in a business in competition with the business of the Company or its subsidiaries or affiliates in any area where the Company is doing business, whether as owner, partner, agent, employee, director, officer, consultant, advisor, or stockholder (except as the beneficial owner of not more than 5 percent of the outstanding shares of a corporation, any of the capital stock of which is listed on any national or regional securities exchange or quoted in the daily listing of over-the-counter market securities and, in each case, in which Executive does not undertake any management or operational or advisory role).

(3)           In addition to the restrictions set forth above, during the term of Executive’s employment with the Company and until the date that is eighteen months after the Company terminates Executive’s employment for any reason, Executive shall not become employed by, act as a consultant for, contract with, obtain a beneficial ownership interest of 5% or more in or otherwise enter into any form of business relationship with any of the following entities: International Game Technology, Inc., WMS Industries, Inc., Shuffle Master, Inc., Aristocrat Leisure, Ltd., Gtech Holdings Corp., Multimedia Games, Inc., Scientific Games Corporation, Konami Gaming, Inc., Aruze Gaming America, Inc., Novomatic AG,  American Gaming Systems, Global Cash Access Holdings, Inc., Inspired Gaming Group Limited, Ainsworth Game Technology Ltd., or Global

Zitro, S.L., or any of their present and future affiliates, subsidiaries, divisions, parent companies and successors.

(4)           The Company and Executive acknowledge and agree that the scope and duration of the covenant in Section 5(a) are reasonable and fair; however, if a court of competent jurisdiction determines that this covenant is overly broad or unenforceable in any respect, the Company and Executive acknowledge and agree that the covenant shall be enforced to the greatest extent any such court deems appropriate, and such court may modify this covenant to that extent.

(b)           Covenant not to solicit customers.  Executive shall not, directly or indirectly, during the term of Executive’s employment with the Company and for twelve months after termination of Executive’s employment for any reason, solicit the trade or patronage of any of the customers or prospective customers of the Company (which, for purposes of this paragraph, shall include any of the Company’s subsidiaries or affiliates) of which the Executive has personally engaged with in his capacity as Executive or of anyone whom the Executive has heretofore traded or dealt with in his capacity within the Company, regardless of the location of such customers or prospective customers of the Company with respect to any technologies, services, products, trade secrets, or other matters in which the Company is active.

(c)           Covenant not to solicit employees, or consultants.  Executive shall not, directly or indirectly, during the term of Executive’s employment with the Company and for eighteen months after termination of Executive’s employment for any reason, aid or endeavor to solicit or induce any other employee or consultant of the Company to leave the Company to accept employment of any kind with any other person or entity.

(d)           Confidential Information.  Executive’s work for the Company will give Executive access to confidential matters of the Company not publicly known such as proprietary matters of a technical nature (including but not limited to know-how, technical data, gaming processes, gaming equipment, techniques, developments) and proprietary matters of a business nature (including but not limited to information about costs, profits, markets, sales, lists of customers, and matters received by the Company in confidence from other parties), collectively referred to as “Confidential Matters.” Some Confidential Matters may be entitled to protection as “Trade Secrets,” as that term is defined in N.R.S. 600A.030(5), the Restatement of Torts, and case law interpreting the same.  “Confidential Matters” shall not include any matters for which Executive has prior knowledge of prior to the commencement of Executive’s employment with the Company or its affiliates or matters that are known or come to be known as industry standard practice.  Executive agrees to keep secret all such Confidential Matters and agree not to directly or indirectly, other than is necessary in the business of the Company and the scope of Executive’s employment, disclose or use any such Confidential Matters at any time except with prior written consent of the Company.  Executive agrees that all written materials (including correspondence, memoranda, manuals, notes, and notebooks) and all models, mechanisms, devices, drawings, and plans in Executive’s possession from time to time (whether or not written or prepared by Executive) embodying Confidential Matters shall be and remain the sole property of the Company, and Executive will use all reasonable precautions to assure that all such written materials and models, mechanisms, devices, drawings, and plans are properly protected and kept from unauthorized persons.  Executive further agrees to deliver all Confidential Matters, including copies, immediately to the Company on termination of Executive’s employment for any reason, or at any time the Company may request.  Unless required by court proceeding, for a period of three years after termination of Executive’s employment with the Company for any reason, Executive shall not reveal directly or indirectly to any person or entity or use for Executive’s personal benefit (including without limitation, for the purpose of soliciting business, whether or not competitive with any business of the Company) any Confidential Matters.  These obligations will not apply to the extent that the Confidential Matters (i) were already known to the Executive, without an obligation to keep it confidential, at the time of its receipt from the Company; (ii) were received by the Executive in good faith from a third party lawfully in possession thereof and having no obligation to keep such information confidential; or (iii) were publicly known at the time of its receipt by the Executive or has become publicly known other than by a breach of this Agreement or other action by the Executive.  To the extent that any Confidential Matters are considered by the Company as Trade Secrets, Executive agrees that all limitations on use of these Trade Secrets shall last as long as such information remains a trade secret under applicable law.  Executive further agrees that immediately upon or after termination, Executive will deliver to the Company all memoranda, notes, reports, lists, models, mechanisms, devices, drawings or plans and other documents (and all copies thereof) in Executive’s possession relating to the business of the Company or its subsidiaries and affiliates.

(e)           Non-disparagement.  Each party agrees that, during Executive’s employment with the Company and after the termination thereof for any reason, neither shall, publicly or privately, intentionally disparage or make any willful statements (written or oral) that could impugn the integrity, acumen (business or otherwise), ethics, or business practices of the other (including, in the case of the Company, its affiliates and subsidiaries), except, in each case, to the extent (but solely to the extent) necessary (i) in any judicial or arbitration action to enforce the provisions of this Agreement, or (ii) in connection with any judicial or administrative proceeding to the extent required by applicable law, or (iii) as otherwise required by law.

(f)            Intellectual Property.  Executive shall promptly disclose in writing to the Company all inventions, discoveries, concepts, ideas, developments, improvements, and innovations, whether or not patentable, and the expressions of all inventions, discoveries, concepts, ideas, developments, improvements, and innovations, whether or not copyrightable (collectively “Inventions”), conceived, developed, or first actually reduced to practice by Executive, either alone or with others, during Executive’s employment with the Company, that (i) relate in any manner to the existing or contemplated business or research activities of the Company, (ii) are suggested by or result from Executive’s work for the Company; or (iii) result from the use of time, materials, or facilities of the Company.  All Inventions Executive conceives, develops, or first actually reduces to practice, either alone or with others, while employed by the Company that relate in any manner to the existing or contemplated business or research activities of the Company shall be the exclusive property of the Company.  Executive will, at the request and expense of the Company, execute specific assignments to any such Inventions and execute, acknowledge, and deliver patent applications and such other documents (including but not limited to all provisionals, continuations, continuations-in-part, continued prosecution applications, extensions, re-issues, re-examinations, divisionals and foreign counterparts) and take such further action as may be considered necessary by the Company at any time, whether during Executive’s employment with the Company or after it terminates for any reason, to obtain and define letters patent in any and all countries and to vest title to such Inventions and related patents or patent applications in the Company or its assignees.  Any Invention that Executive discloses to a third person or describes in a patent application filed by Executive or in Executive’s behalf during Executive’s employment with the Company or within three months after Executive’s employment with the Company terminates for any reason shall be presumed to have been conceived or made by Executive during Executive’s employment with the Company unless proved to have been conceived and made by Executive after the expiration or termination of this Agreement.

(g)           Injunctive relief; jurisdiction.  Executive acknowledges that the Company will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if Executive breaches any of Executive’s obligations under the restrictive covenants in this Section 5  Accordingly, Executive agrees that the Company will be entitled, at its option, to injunctive relief against any breach by Executive of Executive’s obligations under Section 5 in any federal or state court of competent jurisdiction sitting in Nevada, in addition to monetary damages and any other remedies available at law or in equity.  Executive hereby submits to the jurisdiction of such courts for the purposes of any actions or proceedings instituted by the Company to obtain such injunctive relief, and agree that process may be served on Executive under the relevant rules of civil procedure, addressed to Executive’s last address known to the Company, or in any other manner authorized by law.

(h)           Material inducements.  The restrictive covenants and other provisions in this Agreement are material inducements to the Company entering into and performing its obligations under this Agreement.  Accordingly, in the event of any proven breach of these provisions by Executive, in addition to all other remedies at law or in equity possessed by the Company, including but not limited to the right to enforce the covenants Executive has agreed to in this Agreement, the Company shall have the right to terminate this agreement and Executive’s employment with the Company and not pay any amounts payable to Executive under this Agreement.

6.             Licenses and approvals.  This Agreement is contingent on any necessary approvals and licenses from any regulatory authorities having jurisdiction over the parties or the subject matter of this Agreement.  Each party shall promptly apply to the appropriate regulatory authorities for any licenses and approvals necessary for Executive to perform under this Agreement and shall diligently pursue its applications, and the Company shall pay all associated costs and fees.  Each party shall fully cooperate with any requests, inquiries, or investigations of any regulatory authorities or law enforcement agencies in connection with the Company, its affiliates, or this Agreement.  If any license or approval necessary for either party to perform under this Agreement is denied, suspended, or revoked, this Agreement shall be void, provided, however, that if the denial, suspension, or revocation affects performance of the Agreement in part only, the parties may by mutual agreement continue to perform under this Agreement to the extent it is unaffected by the denial, suspension, or revocation.

7.             Compliance program.  The parties acknowledge that the Company operates under privileged licenses in a highly regulated industry, and that maintains a compliance program to protect and preserve the name, reputation, integrity, and good will of the Company and its subsidiaries and affiliates (the “Company Group”) through a thorough review and determination of the integrity and fitness, both initially and thereafter, of any person or company that performs work for any member of the Company Group or with which any member of the Company Group is or are otherwise associated, and to monitor compliance with the requirements established by gaming regulatory authorities in various jurisdictions around the world.  This Agreement and the association of the Company and its affiliates with Executive are contingent on the continued approval of the Company and its compliance committee under the Company’s compliance program and the parties shall cooperate with the Company and its compliance committee as reasonably requested by the Company or the committee and shall provide the committee with such information as it may request, but the termination of this Agreement shall in all respects be governed by and subject to the rights and obligations of the parties as set forth in Section 4 hereof.

8.             Executive’s Indemnification.  To the extent permitted by applicable law, Executive shall be indemnified by the Company against expenses, including attorneys’ fees, necessarily incurred by Executive in connection with the defense or settlement of any action, suit, or proceeding to which he is a party, alone or together with others, by reason of his being or having been an Executive of the Company.  To the extent permitted by applicable law, Executive shall also be reimbursed by the Company for any amounts paid by such person in satisfaction of any judgment or settlement in connection with any such action, suit, or proceeding, unless the amount of such judgment shall be adjudged on such action, suit, or proceeding to be liable for willful misconduct in violation of law or the Company’s written policies.  It shall be the responsibility of the Company to obtain and keep current adequate liability insurance coverage to ensure that this provision shall be complied with as written.

9.             General Provisions.

(a)           Arbitration.  Any controversy or claim arising out of or relating to this Agreement or its breach shall be settled by arbitration in Las Vegas, Nevada, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.  Nothing contained in this section shall in any way deprive the Company of its right to obtain injunctive or other equitable relief under Section 5 of this Agreement.

(b)           Further assurances.  Each party shall execute all documents and take all other actions necessary to effect the provisions and purposes of this Agreement.

(c)           Entire agreement.  This Agreement contains the entire agreement between the parties and supersedes all other oral and written agreements previously entered into by the parties concerning the same subject matter, including the Original Employment Agreement, provided, however, that except as modified by this Agreement, the terms and conditions of Executive’s employment with the Company shall be subject to the Company’s regular employment policies and practices as may be in effect from time to time.

(d)           Modification, rescission, and assignment.  This Agreement may be modified or rescinded only with the written consent of both parties.  Neither this Agreement nor any right or interest under this Agreement shall be assignable by either party without the written consent of the other, provided, that nothing contained in this Agreement shall limit or restrict the Company’s ability to merge or consolidate or effect any similar transaction with any other entity, irrespective of whether the Company is the surviving entity (including a split up, spin off, or similar type transaction), provided that one or more of such surviving entities continues to be bound by the provisions of this Agreement.

(e)           Controlling law; severability.  Nevada law shall govern this Agreement and its interpretation.  If any provision is unenforceable for any reason, it shall be deemed stricken from the Agreement but shall not otherwise affect the intention of the parties or the remaining provisions of the Agreement.

(f)            Binding effect.  This Agreement shall bind and inure to the benefit of each of the parties and their respective heirs, successors, administrators, executors, and assigns.

(g)           Notices.  All notices required by this Agreement must be in writing and must be delivered, mailed, or telecopied to the addresses given above or such other addresses as the parties may designate in writing.

(h)           Counterparts; facsimiles.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.  This Agreement may be executed and delivered by exchange of facsimile copies showing the signatures of the parties, and those signatures need not be affixed to the same copy.  The facsimile copies so signed will constitute originally signed copies of the same consent requiring no further execution.

(i)            Captions; construction; drafting ambiguities.  The captions in this Agreement are for convenience only and shall not be used in interpreting it.  In interpreting this Agreement any change in gender or number shall be made as appropriate to fit the context.  Each party has reviewed and revised this Agreement with independent counsel or has had the opportunity to do so.  The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or of any amendments or exhibits to this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

BALLY TECHNOLOGIES, INC.

By:	/s/ Mark Lerner	/s/ Ramesh Srinivasan
	Mark Lerner	Ramesh Srinivasan
Secretary